EXHIBIT 99.1

September 20, 2013

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, September 20, 2013 – Mexco Energy Corporation (NYSE MKT:MXC) today announced developments regarding certain oil and gas properties in New Mexico and Texas.

Mexco Energy Corporation (“Mexco”) has entered into an agreement with Concho Resources, Inc. (“Concho”) to develop the Bone Spring formation using horizontal drilling and multi-stage fracture stimulation on acreage in southwestern Lea County, New Mexico.  The first two horizontal wells of twelve prospective wells will target the Avalon shale portion of the Bone Spring zone.  To date, 67 wells have been completed in the Avalon shale in this area with numerous other wells in the process of drilling or completing.  Concho will pay 62.5% of the cost to drill and complete the two initial wells in order to earn 50% working interest (37.5% net revenue interest).  The joint venture of which Mexco is a member will pay 37.5% of the cost to drill and complete two initial wells and will retain 50% working interest and 50% net revenue interest in the wellbores.  Mexco’s working interest in this development is approximately 0.56% (0.42% net revenue interest).

Mexco is currently participating in other horizontal well developments on acreage in the Bone Springs formation of Lea County, New Mexico.  In June 2013, Cimarex Energy Co. (“Cimarex”) announced plans to drill a third well on a 160 acre unit in this formation.  Mexco’s working interest in the Cimarex prospect is .0469% (.0352% net revenue interest).  In August 2013, Concho began drilling a second well on a 640 acre unit.  Mexco’s working interest in this Concho prospect is .1875% (.148% net revenue interest).

Overall, Mexco has various interests in 18 horizontal wells and 138 vertical wells in Lea County, New Mexico.  Mexco’s net revenue interests in these wells range from .00047% to 6.61%.  There is further potential for horizontal development on leasehold acreage on certain of the leases on which these wells are producing.

Mexco also is participating in the continued development of two units containing approximately 1,000 acres in Winkler County, Texas.  The operator, OGX Operating, LLC, is currently drilling two horizontal wells in the Penn Detrital formation of the F A Hogg field.  Two other horizontal wells on this acreage are currently producing from this formation.  Mexco’s working interest in all four wells is .4167% (.3125% net revenue interest).

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.